Exhibit 10.1

TERMS OF 2025 RESTRICTED STOCK AWARD1

Participants:    All members of Delta’s Board of Directors (the “Board”) who are not employees of Delta (“Non-Employee Directors”), which includes the Chair of the Board (the “Chair”). These directors are:

Christophe Beck	Michael P. Huerta
Maria Black	Judith J. McKenna
Willie CW Chiang	Vasant M. Prabhu
Greg Creed	Sergio A. L. Rial
David G. DeWalt	David S. Taylor (Chair)
Leslie D. Hale	Kathy N. Waller

Type of Award:    Restricted Stock, as defined and granted under the Delta Air Lines, Inc. Performance Compensation Plan (the “Performance Compensation Plan”).

Grant Date:    June 19, 2025

Number of
Shares:    The number of shares of Restricted Stock granted to each
Non-Employee Director other than the Chair equals the result of the following formula: $200,000 divided by Y, where

Y = the closing price of Delta Common Stock, par value $0.0001 per share, on the New York Stock Exchange on the Grant Date.

The number of shares of Restricted Stock granted to the Chair equals the result of the following formula: $320,000 divided by Y.

Partial Shares:    Any partial shares resulting from the above formula will be ignored and the aggregate shares of Restricted Stock for each Non-Employee Director will be rounded up to the nearest whole ten shares.
Vesting:    Each grant awarded to a Non-Employee Director under the terms of this Attachment A (a “2025 Grant”) will vest (the “Vesting Date”) on the earlier of (1) June 19, 2026 and (2) the date of Delta’s 2026 Annual Meeting of Stockholders, subject to such Non-Employee Director’s continued service as a member of the Board on the Vesting Date.

1 In accordance with these terms, each Non-Employee Director other than the Chair of the Board received 4,240 shares of Restricted Stock on June 19, 2025. This is equal to $200,000 divided by $47.20 (the closing price of Delta Common Stock on the New York Stock Exchange (“NYSE”) on June 19, 2025), rounded up to the nearest whole ten shares. The Chair of the Board received 6,780 shares of Restricted Stock on June 19, 2025. This is equal to $320,000 divided by $47.20 (the closing price of Delta Common Stock on the NYSE on June 19, 2025), rounded up to the nearest whole ten shares.

Accelerated
Vesting:        Notwithstanding the foregoing, accelerated vesting will occur prior to the Vesting Date as follows: individual 2025 Grants will immediately vest on the date such Non-Employee Director ceases to be a member of the Board due to death, Disability or Retirement. For purposes of the 2025 Grant, (1) “Disability” means the Non-Employee Director’s inability to perform his or her duties as a member of the Board for a period of 180 or more days as a result of a demonstrable injury or disease and (2) “Retirement” means retiring from the Board (i) at or after age 52 with at least ten years of service as a director; (ii) at or after age 68 with at least five years of service as a director; or (iii) at the Non-Employee Director’s mandatory retirement date.

Forfeiture:    Except as expressly set forth above, a Non-Employee Director will immediately forfeit any unvested Restricted Stock on the date such Non-Employee Director ceases to be a member of the Board for any reason, other than due to death, Disability or Retirement.

Dividends:    In the event a cash dividend is paid with respect to shares of Delta Common Stock at a time during which the 2025 Grant is unvested, the Non-Employee Director will be eligible to receive the dividend when the 2025 Grant vests.